UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 24, 2007

Marchex, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-50658	35-2194038
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

413 Pine Street

Suite 500

Seattle, Washington 98101

(Address of Principal Executive Offices)

(206) 331-3300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(d) On October 23, 2007, Nicolas J. Hanauer (“Hanauer”) was appointed to the Board of Directors of Marchex, Inc. (the “Company”) as Vice Chairman, effective October 24, 2007. In connection with such appointment, the Compensation Committee approved the grant of a non-qualified stock option to Hanauer to purchase 300,000 shares of the Company’s Class B common stock under the Company’s Amended and Restated 2003 Stock Incentive Plan effective October 29, 2007 (the “Grant Date”). The non-qualified stock option will have an exercise price equal to the closing price of the Company’s Class B Common Stock on the Nasdaq Global Market on the Grant Date and will vest in accordance with the following vesting schedule assuming continued board service on the applicable vesting date: 25% of the aggregate amount of such shares will vest on the first anniversary of the Grant Date and the remainder of such shares will vest quarterly thereafter over the next three year period in equal increments of 6.25% of the aggregate amount of such shares with accelerated vesting upon certain events as set forth in such non-qualified stock option agreement. In connection with such appointment, the Company has entered into a director indemnification agreement with Hanauer.

There is no arrangement or understanding between Hanauer and any other person pursuant to which he was selected as a director of the Company. There are no transactions in which Hanauer has an interest requiring disclosure under Item 404(a) of Regulation S-K.

Item 7.01	Regulation FD Disclosure

On October 25, 2007, the Company issued a press release regarding the appointment of Hanauer to the Board of Directors of the Company as Vice Chairman. The full text of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated October 25, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2007	MARCHEX, INC.

	By:	/s/ Russell C. Horowitz
	Name:	Russell C. Horowitz
	Title:	Chairman and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated October 25, 2007.

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